UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

Current Report Pursuant to Section or 15 (d) of
The Securities Exchange Act of 1934
_____________________

Date of Report (Date of earliest event reported): June 30, 2011

Public Storage Properties, Ltd.
(Exact Name of Registrant as Specified in its Charter)

California	0-8667	95-3196921
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Western Avenue, Glendale, California	91201-2349
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (818) 244-8080

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☒          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Public Storage Properties, Ltd., a California limited partnership (the “Partnership”), has entered into an Agreement and Plan of Reorganization by and among, inter alia, Public Storage, the Partnership and Public Storage Properties Merger Co. (“Merger Sub”), dated as of June 30, 2011 (the “Agreement and Plan of Reorganization”).  Upon consummation of the transactions contemplated by the Agreement and Plan of Reorganization, Merger Sub will merge with and into the Partnership and limited partners (other than Public Storage and its consolidated affiliates) holding each of the Partnership’s outstanding units will have their units converted into the right to receive approximately $35.4 million in value of Public Storage common shares or, at the limited partner’s election, in cash, and thereafter the Partnership will be dissolved. The Public Storage affiliates, including the Hughes family and affiliates, have indicated that they intend to elect cash so that the Public Storage common shares issued in the merger will not exceed a value of approximately $17.9 million.

The merger and the Agreement and Plan of Reorganization have been approved by limited partners, including Public Storage and B. Wayne Hughes and members of his family, holding the requisite percentage of outstanding units.  Accordingly, no proxies are being solicited and other limited partners are not being asked to vote on the proposed merger. The merger is conditioned on, among other things, the effectiveness of a registration statement to be filed by Public Storage under the Securities Act and certain other customary closing conditions. Availability of financing for the merger is not a condition to the parties’ obligations to close.

The foregoing description of the Agreement and Plan of Reorganization is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement and Plan of Reorganization, which is filed as Exhibit 2.1 hereto, and is incorporated herein by reference.

Robert A. Stanger & Co. (“Stanger”) serves as the financial advisor to the Partnership. On June 30, 2011, Stanger delivered a written opinion to the board of trustees of Public Storage, which is a general partner of the Partnership, to the effect that, as of the date of the opinion and subject to the limitations contained therein, from a financial point of view, the consideration to be offered to the holders of the units (other than Public Storage and the family of B. Wayne Hughes) is fair to such holders.

The Agreement and Plan of Reorganization has been attached as an exhibit to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the parties or any of their respective affiliates or businesses. The representations, warranties and covenants contained in the Agreement and Plan of Reorganization were made only for the purposes of such agreement and as of specified dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Agreement and Plan of Reorganization instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

Investors and security holders are not third-party beneficiaries under the Agreement and Plan of Reorganization and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties or any of their respective affiliates or businesses. Moreover, the assertions embodied in the representations and warranties contained in the Agreement and Plan of Reorganization are qualified by information in a disclosure schedule that the parties have exchanged. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts of the parties or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement and Plan of Reorganization, which subsequent information may or may not be fully reflected in the Partnership’s public disclosures.

Important Additional Information will be Filed with the SEC:

In connection with the proposed transaction, Public Storage filed a registration statement with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT FILED ON JULY 1, 2011 AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PUBLIC STORAGE, THE PROPOSED TRANSACTION AND RELATED MATTERS. The final prospectus statement will be mailed to the Partnership’s limited partners.

Investors and security holders will be able to obtain free copies of these documents when they become available through the website maintained by the SEC at www.sec.gov. In addition, the documents filed with the SEC may be obtained free of charge by directing such requests to Investor Services, Public Storage, 701 Western Ave., Glendale, California 91201-2349; telephone 818-244-8080.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits

Exhibit 2.1Agreement and Plan of Reorganization by and among, inter alia, Public Storage, Public Storage Properties, Ltd., and Public Storage Properties Merger Co., Inc., dated as of June 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 5, 2011

PUBLIC STORAGE PROPERTIES, LTD.

BY:	Public Storage
General Partner

BY:	/s/ Stephanie Heim
Stephanie Heim Vice President